Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER FFO OF $1.26 PER SHARE

Second Quarter Highlights

•                  Increased second quarter FFO to $1.26 per share (diluted) from $1.22 per share (diluted) during the second quarter of 2006, an increase of 3.3%.  FFO for the six months ended June 30, 2007 increased 42.2% over the same period in the prior year to $3.27 per share (diluted).

•                  Net income available to common stockholders for the second quarter of 2007 totaled $4.38 per share (diluted). Net income available to common stockholders for the six months ended June 30, 2007 totaled $6.93 per share (diluted).

•                  Increased average Manhattan office starting rents by 40.5% over previously fully escalated rents reflecting continued growth in rents for Manhattan office leases signed during the second quarter.

•                  Recognized combined same-store GAAP NOI growth of 9.2% during the second quarter, including 14.3% from the consolidated same-store properties.

•                  Closed on the sales of 125 Broad Street and 110 East 42nd Street for $384.5 million recognizing a gain of approximately $252.0 million, or $3.98 per share (diluted).

•                  Closed on the sale of 5 Madison Avenue - the ClockTower for $200.0 million and realized a $5.5 million incentive distribution.

•                  Closed on the acquisitions of 333 West 34th Street, 331 Madison Avenue and 48 East 43rd Street for approximately $256.0 million.

•                  Acquired a fee interest in 2 Herald Square, subject to a long-term operating lease, for $225.0 million. SL Green owns a 55% tenancy-in-common interest in the fee and Gramercy Capital Corp. (NYSE: GKK), or Gramercy, owns the remaining 45%.

•                  Acquired a fee and leasehold interest in 885 Third Avenue, the Lipstick Building, subject to a long-term operating lease, for $317.0 million, in July

2007. SL Green owns a 55% tenancy-in-common interest in the fee and leasehold and Gramercy owns the remaining 45%.

•                  Agreed to acquire Gramercy’s 45% interest in One Madison Avenue at an implied value of $1.0 billion for the entire property.

•                  Entered into an agreement to renew and extend the maturity date of the ground lease at Graybar through December 31, 2029, with options for further extension through 2080.  Ground lease rent payments under the new lease will total approximately $12.2 million per year.

•                  Amended and restated the Company’s existing unsecured revolving credit facility increasing availability from $800 million to $1.25 billion, reducing interest rate spreads, extending the maturity date to June 28, 2011 and modifying certain financial and other restrictive covenants of the credit facility to provide the Company with greater financial flexibility.

•                  Repaid and terminated the Company’s $500.0 million unsecured bridge loan and $200.0 million secured term loan.  Redeemed $50.0 million of Reckson Operating Partnership’s 6.0% notes due June 2007 and $150.0 million 7.2% notes due August 2007 in April 2007.  These redemptions and repayments included one time charges of approximately $8.1 million for exit fees, make-whole payments and the write-off of deferred financing costs.

•                  Acquired $49.9 million of the Company’s common stock at an average share price of $128.21 pursuant to a stock repurchase program.

•                  Signed 75 Manhattan office leases totaling 692,925 square feet during the second quarter.

•                  Signed a 15-year lease with Giorgio Armani for more than 40,000 square feet at 717 Fifth Avenue.

•                  Finished the quarter at 97.6% occupancy for the Manhattan portfolio.

•                  Originated $62.7 million of structured finance investments during the quarter.  There was also $90.4 million in redemptions during the quarter, which generated exit fees of approximately $4.8 million.

•                  Received $12.8 million in dividends and fees from our investment in, and management arrangements with, Gramercy, including a $3.8 million incentive fee earned during the quarter.

•                  Acquired 16 Court Street, Brooklyn for $107.5 million in a joint venture with The City Investment Fund which will own a 65% interest.

•                  Closed on a $27.0 million financing at 1604 Broadway and increased our economic interest from 45% to 63%.

•                  Closed on the acquisitions of 1010 Washington Avenue, CT and 500 West Putnam, CT for approximately $94.0 million.

•                  Closed on joint venture investments in 1745 Broadway (32.26% interest) and One and Two Jericho Plaza, Long Island (20.26% interest) for a total of $80.7 million.

Summary

New York, NY, July 23, 2007 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $79.5 million, or

$1.26 per share, for the second quarter ended June 30, 2007, a 3.3% increase over the same quarter in 2006.  The Company also reported FFO of $3.27 per share for the six months ended June 30, 2007, a 42.2% increase over the same period in 2006, which was $2.30 per share.

Net income available to common stockholders totaled $265.9 million, or $4.38 per share, for the second quarter and $413.3 million, or $6.93 per share for the six months ended June 30, 2007, an increase of $236.8 million and $360.5 million over the respective periods in 2006.  The three and six months ended June 30, 2007 results include gains on sale of $3.98 per share and $5.31 per share, respectively, compared to no gain on sale for the same periods in 2006.

All per share amounts are presented on a diluted basis.

Operating and Leasing Activity

For the second quarter of 2007, the Company reported revenues and EBITDA of $257.7 million and $148.6 million, respectively, increases of $134.1 million, or 108.4%, and $76.5 million, or 106.1%, respectively, over the same period in 2006, largely due to strong leasing activity at 485 Lexington Avenue, 555 West 57th Street and 625 Madison Avenue as well as 2007 acquisitions, including the Reckson acquisition.  Same-store GAAP NOI on a combined basis increased by 9.2% for the second quarter when compared to the same quarter in 2006, with the wholly-owned properties increasing 14.3% to $51.1 million during the second quarter and the joint venture properties increasing 2.0% to $31.8 million.

Average starting Manhattan office rents of $52.96 per rentable square foot for the second quarter represented a 40.5% increase over the previously fully escalated rents.

Occupancy for the Manhattan portfolio increased from 97.3% at March 31, 2007 to 97.6% at June 30, 2007.  During the quarter, the Company signed 75 leases for the Manhattan portfolio totaling 692,925 square feet, with 66 leases and 677,807 square feet representing office leases.

Average starting Suburban office rents of $29.88 per rentable square foot for the second quarter represented an 0.4% increase over the previously fully escalated rents.

Occupancy for the Suburban portfolio increased from 92.7% at March 31, 2007 to 93.8% at June 30, 2007.  During the quarter, the Company signed 20 leases for the Suburban portfolio totaling 60,701 square feet, with 19 leases and 60,581 square feet representing office leases.

Significant leasing activities during the second quarter included:

-                    Early renewal and expansion with Ann Taylor, Inc. for approximately 100,062 square feet at 1372 Broadway.

-                    Early renewal with J. & W. Seligman for approximately 90,039 square feet at 100 Park Avenue.

-                    Early renewal with Value Line Inc. for approximately 63,805 square feet at 220 East 42nd Street.

-                    Expansion with CBS Broadcasting, Inc. for approximately 32,721 square feet at 555 West 57th Street.

-                    Expansion with Polo Ralph Lauren for approximately 27,798 square feet at 625 Madison Avenue.

-                    New lease with Konica Minolta Business for approximately 26,400 square feet at 485 Lexington Avenue.

Real Estate Investment Activity

During the past three months of 2007, the Company announced/closed investments totaling approximately $2.8 billion.

Investment activity announced during the past three months included:

-                    In April 2007, the Company completed the acquisition of 331 Madison Avenue and 48 East 43rd Street for a total of $73.0 million. Both 331 Madison Avenue and 48 East 43rd Street are located adjacent to 317 Madison Avenue, a property that the Company acquired in 2001. 331 Madison Avenue is an approximately 92,000-square foot, 14-story office building. The 22,850-square-foot 48 East 43rd Street property is a seven-story loft building that was later converted to office use.

-                    In April 2007, the Company acquired a 32.26% interest in the office condominium located at 1745 Broadway in Midtown Manhattan.  The investment was made through a joint venture with SITQ Immobilier, a subsidiary of Caisse de depot et placement du Quebec, and The Witkoff Group. The interest was acquired for approximately $66.5 million, valuing the office space at approximately $520.0 million. The property encompasses approximately 674,000 square feet.

-                    In April 2007, the Company acquired the fee interest in 333 West 34th Street for approximately $183.0 million from Citigroup Global Markets, Inc. The property encompasses approximately 345,000 square feet. At closing, Citigroup entered into a full building triple net lease through 2009.

-                    In April 2007, the Company acquired a 20.26% interest in One Jericho Plaza and Two Jericho Plaza in Jericho, New York in a partnership with Onyx Equities and an affiliate of Credit Suisse Securities (USA) LLC.  The interest was acquired for approximately $14.2 million, valuing the office space at approximately $210.0 million. The property encompasses approximately 640,000 square feet.

-                    In April 2007, the Company, along with Gramercy, together as tenants-in-common, acquired a fee interest in 2 Herald Square, a 354,400 square foot office and retail property located at 1328 Broadway in New York City. The fee interest, which is subject to a long-term operating lease, was purchased for approximately $225.0 million. The Company owns 55% of the fee and Gramercy owns the remaining 45%. The tenancy-in-common financed its acquisition with a $191.25 million, 10-year fixed rate loan provided by an affiliate of Goldman, Sachs & Co.

-                    In June 2007, the Company, along with its joint venture partners, acquired the second and third floors in the office tower at 717 Fifth Avenue for approximately

$16.9 million, excluding closing costs. This acquisition was funded by a $17.5 million upsize to the existing loan.

-                    In July 2007, the Company entered into an agreement to acquire Gramercy’s 45% equity interest in the joint venture that owns One Madison Avenue for approximately $147.2 million (and the assumption of Gramercy’s proportionate share of the debt encumbering the property of approximately $305.3 million). Following the closing of the acquisition of this interest, which is expected to occur in the third quarter, the Company will own 100% of One Madison Avenue.

-                    In July 2007, the Company, along with Gramercy, acquired a 79% fee interest and a 21% leasehold interest in the Lipstick building, a 607,000 square foot class A office building located at 885 Third Avenue in New York City for approximately $317.0 million. Simultaneously, Gramercy and SL Green entered into a 70-year leasehold/sub-leasehold arrangement for the improvements. The Company owns 55% of the investment and Gramercy owns the remaining 45%. The acquisition was financed with a $267.7 million, 10-year fixed rate loan provided by Goldman Sachs Commercial Mortgage Capital.

-                    In July 2007, the Company, along with The City Investment Fund, or CIF, closed on the acquisition of 16 Court Street, Brooklyn for approximately $107.5 million. SL Green will own a 35% interest in the venture. CIF will own the remaining 65% interest. The property is a 38-story, 317,625-square-foot office building.

-                    In June 2007, the Company closed on the acquisition of 1010 Washington Avenue, CT, a 143,400 square foot office tower. The fee interest was purchased for approximately $38.0 million.

-                    In June 2007, the Company acquired an office property located at 500 West Putnam Avenue in Greenwich, Connecticut. The Greenwich property, a four-story, 121,500-square-foot office building, was purchased for approximately $56.0 million.

-                    In June 2007, the joint venture that owned 5 Madison Avenue - The ClockTower sold it for approximately $200.0 million. The Company realized a $5.5 million incentive distribution upon the winding down of the joint venture.

-                    In June 2007, the Company sold its office condominium interest in floors six through eighteen at 110 East 42nd Street for approximately $111.5 million, excluding closing costs. The property encompasses approximately 181,000 square feet. The sale does not include approximately 112,000 square feet of developable air rights, which the Company retained along with the ability to transfer these rights off-site. The Company recognized a gain on sale of approximately $84.0 million.

-                    In June 2007, the Company sold its condominium interests in 125 Broad Street for approximately $273.0 million, excluding closing costs. The property is approximately 525,000 square feet. The Company recognized a gain on sale of approximately $167.9 million.

-                    In July 2007, the Company sold its property located at 292 Madison Avenue for approximately $140.0 million, excluding closing costs. The property encompasses approximately 187,000 square feet. The Company recognized a gain on sale of approximately $99.0 million.

Financing and Capital Activity

In June 2007, the Company amended and restated its existing unsecured revolving credit facility with Wachovia Bank, as agent for itself and other lenders in connection with the Credit Facility. Pursuant to the amendment and restatement, the amount available under the credit facility was increased from $800.0 million to $1.25 billion. The Company has the ability to increase the capacity under the credit facility by an additional $250 million, subject to lender approval.  The amendment and restatement also reduced the applicable interest rate spreads, extended the maturity date to June 28, 2011 and eased certain financial and other restrictive covenants of the credit facility.  As a result of the amendment, interest rate spreads decreased from approximately 110 basis points to 80 basis points over the 30-day LIBOR.

In April 2007, the Company redeemed its $50.0 million 6.0% notes due June 2007 and $150.0 million 7.2% notes due August 2007. These notes had been assumed in connection with the merger with Reckson Associates Realty Corp. Also, in June 2007, the Company paid off and terminated its existing (i) $500.0 million credit agreement, dated as of January 24, 2007, and (ii) $200.0 million five-year non-recourse term loan. In connection with these repayments, the Company realized a one-time expense of approximately $8.1 million for exit fees, make-whole payments and the write-off of unamortized deferred financing costs.

In June 2007, the Company renewed and extended the maturity date of the ground lease at 420 Lexington Avenue through December 31, 2029, with an option for further extension through 2080.  Ground lease rent payments under the new lease will total approximately $12.2 million per year. The ground lease was subject to a revaluation in December 2008.

The Company acquired $49.9 million of its common stock at an average share price of $128.21 during the quarter ended June 30, 2007 pursuant to the stock repurchase program.

The joint venture that owns 1604-1610 Broadway closed on a $27.0 million, 5-year, fixed rate mortgage carrying an interest rate of 5.66% per annum. As a result of the refinancing, the Company’s economic interest in the joint venture increased from 45% to 63%.

In May 2007, the Company repaid, at maturity, the $12.3 million mortgage that had encumbered 100 Summit Road, Westchester.

Structured Finance Activity

The Company’s structured finance investments totaled $661.7 million on June 30, 2007, a decrease of approximately $26.6 million from the balance at March 31, 2007. The structured finance investments currently have a weighted average maturity of 7.0 years.

The weighted average yield for the quarter ended June 30, 2007 was 10.52%, compared to a yield of 10.31% for the quarter ended June 30, 2006.

During the second quarter of 2007, the Company originated $62.7 million of structured finance investments which yield approximately 11.45%.  There were also $90.4 million of redemptions during the second quarter of 2007.

Investment In Gramercy Capital Corp.

At June 30, 2007, the book value of the Company’s investment in Gramercy totaled $120.7 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $9.2 million for the quarter ended June 30, 2007, including an incentive fee of $3.8 million earned as a result of Gramercy’s FFO (as defined in Gramercy’s management agreement) exceeding the 9.5% annual return on equity performance threshold.  For the six months ended June 30, 2007, the Company earned $16.9 million in fees from Gramercy.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $5.6 million and $10.5 million for the three and six months ended June 30, 2007, respectively, compared to $3.7 million and $6.9 million for the same periods in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended June 30, 2007, the Company’s MG&A includes approximately $3.4 million of costs associated with Gramercy.

Dividends

During the second quarter of 2007, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

-                    $0.70 per share of common stock. Dividends were paid on July 13, 2007 to stockholders of record on the close of business on June 29, 2007.

-                    $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period April 15, 2007 through and including July 14, 2007. Distributions were made on July 13, 2007 to stockholders of record on the close of business on June 29, 2007. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, July 24, 2007 at 2:00 p.m. EDT to discuss second quarter financial results. The conference call may be accessed by dialing 866.700.0161 Domestic or 617.213.8832 International, SL Green is the passcode. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com.

A replay of the call will be available through July 31, 2007 by dialing 888-286-8010 Domestic or (617) 801-6888 International, using pass code 92557990.

Supplemental Information

The Supplemental Package outlining second quarter 2007 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of June 30, 2007, the Company owned 32 New York City office properties totaling approximately 22.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 285,000 square feet at nine properties, along with ownership of 33 suburban assets totaling 7.0 million square feet in Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages10 and 12 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:
Rental revenue, net	$176,761	$80,486	$328,681	$156,086
Escalations & reimbursement revenues	30,298	14,467	58,334	27,797
Preferred equity and investment income	27,443	17,305	49,152	30,784
Other income	23,204	11,382	113,089	21,190
Total revenues	257,706	123,640	549,256	235,857

Equity in net income from unconsolidated joint ventures	12,059	10,596	21,413	20,564

Expenses:
Operating expenses	54,581	26,247	102,570	52,662
Ground rent	7,766	4,921	15,031	9,842
Real estate taxes	34,652	17,686	65,202	34,721
Marketing, general and administrative	24,131	13,257	58,378	26,243
Total expenses	121,130	62,111	241,181	123,468

Earnings Before Interest, Depreciation and Amortization (EBITDA)	148,635	72,125	329,488	132,953
Interest expense	62,595	21,528	120,186	39,019
Amortization of deferred financing costs	9,242	1,242	12,543	1,956
Depreciation and amortization	44,623	16,720	81,981	31,793
Net income from Continuing Operations	32,175	32,635	114,778	60,185
Income from Discontinued Operations, net of minority interest	2,505	3,818	4,297	6,932
Gain on sale of Discontinued Operations, net of minority interest	241,906	—	286,600	—
Equity in net gain on sale of interest in unconsolidated joint venture	—	—	31,509	—
Minority interests	(5,736)	(2,424)	(13,938)	(4,387)
Preferred stock dividends	(4,969)	(4,969)	(9,938)	(9,938)
Net income available to common shareholders	$265,881	$29,060	$413,308	$52,792

Net income per share (Basic)	$4.47	$0.67	$7.09	$1.23
Net income per share (Diluted)	$4.38	$0.65	$6.93	$1.19

Funds From Operations (FFO)
FFO per share (Basic)	$1.28	$1.26	$3.34	$2.37
FFO per share (Diluted)	$1.26	$1.22	$3.27	$2.30

FFO Calculation:
Net income from continuing operations	$32,175	$32,635	$114,778	$60,185
Add:
Depreciation and amortization	44,623	16,720	81,981	31,793
FFO from Discontinued Operations	2,849	5,434	5,987	10,425
FFO adjustment for Joint Ventures	5,078	7,613	10,900	15,593
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(9,938)	(9,938)
Depreciation of non-real estate assets	(243)	(239)	(479)	(506)
FFO before minority interests – BASIC and DILUTED	$79,513	$57,194	$203,229	$107,552

Basic ownership interest
Weighted average REIT common shares for net income per share	59,513	43,191	58,258	43,026
Weighted average partnership units held by minority interests	2,471	2,230	2,555	2,270
Basic weighted average shares and units outstanding for FFO per share	61,984	45,421	60,813	45,296
Diluted ownership interest
Weighted average REIT common share and common share equivalents	60,804	44,671	59,660	44,505
Weighted average partnership units held by minority interests	2,471	2,230	2,555	2,270
Diluted weighted average shares and units outstanding	63,275	46,901	62,215	46,775

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,285,915	$439,986
Buildings and improvements	5,082,758	2,111,970
Building leasehold and improvements	1,201,786	490,995
Property under capital lease	12,208	12,208
	7,582,667	3,055,159
Less accumulated depreciation	(324,756)	(279,436)
	7,257,911	2,775,723
Assets held for sale	21,040	—
Cash and cash equivalents	80,300	117,178
Restricted cash	131,247	252,272
Tenant and other receivables, net of allowance of $12,729 and $11,079 in 2007 and 2006, respectively	41,657	34,483
Related party receivables	10,943	7,195
Deferred rents receivable, net of allowance of $12,308 and $10,925 in 2007 and 2006, respectively	111,740	96,624
Structured finance investments, net of discount of $18,590 and $14,804 in 2007 and 2006, respectively	661,720	445,026
Investments in unconsolidated joint ventures	839,087	686,069
Deferred costs, net	113,885	97,850
Other assets	182,815	119,807
Total assets	$9,452,345	$4,632,227

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,173,460	$1,190,379
Revolving credit facility	587,000	—
Term loans and unsecured notes	1,792,914	525,000
Accrued interest and other liabilities	42,286	10,008
Accounts payable and accrued expenses	148,158	138,181
Deferred revenue/gain	42,382	43,721
Capitalized lease obligation	16,466	16,394
Deferred land lease payable	16,829	16,938
Dividend and distributions payable	47,557	40,917
Security deposits	39,475	27,913
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,006,527	2,109,451
Commitments and contingencies	—	—
Minority interest in other partnerships	592,449	56,162
Minority interest in operating partnership	77,429	71,731
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 59,923 and 49,840 issued and outstanding at June 30, 2007 and December 31, 2006, respectively (inclusive of 297 shares held in Treasury at June 30, 2007)	598	498
Additional paid - in capital	2,905,765	1,809,893
Treasury stock-at cost	(40,368)	—
Accumulated other comprehensive income	9,287	13,971
Retained earnings	652,356	322,219
Total stockholders’ equity	3,775,940	2,394,883
Total liabilities and stockholders’ equity	$9,452,345	$4,632,227

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2007	2006
Manhattan Operating Data: (1)

Net rentable area at end of period (in 000’s)	22,540	18,780
Portfolio percentage leased at end of period	97.6%	95.8%
Same-Store percentage leased at end of period	97.3%	96.9%
Number of properties in operation	32	30

Office square feet leased during quarter (rentable)	677,807	427,862
Average mark-to-market percentage-office	40.5%	10.3%
Average starting cash rent per rentable square foot-office	$52.96	$46.40

(1)             Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Earnings before interest, depreciation and amortization (EBITDA):	$148,635	$72,125	$329,488	$132,953
Add:
Marketing, general & administrative expense	24,131	13,257	58,378	26,243
Operating income from discontinued operations	4,057	6,806	8,522	13,159
Less:
Non-building revenue	(44,792)	(26,447)	(152,548)	(45,312)
Equity in net income from joint ventures	(12,059)	(10,596)	(21,413)	(20,564)
GAAP net operating income (GAAP NOI)	119,972	55,145	222,427	106,479

Less:
Operating income from discontinued operations	(4,057)	(6,806)	(8,522)	(13,159)
GAAP NOI from other properties/affiliates	(64,792)	(3,602)	(115,012)	(4,732)
Same-Store GAAP NOI	$51,123	$44,737	$98,893	$88,588

*                    See page 10 for a reconciliation of FFO and EBITDA to net income.